THE INFORMATION BELOW MARKED BY * AND ( ) HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

               STANDARD LICENSE AGREEMENT - PALMENBERG TECHNOLOGY

     This Agreement is made effective the lst day of September, 1994, by and between Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonstock, nonprofit Wisconsin corporation, and Progenitor, Inc. (hereinafter called "Progenitor"), a corporation organized and existing under the laws of Ohio;

     WHEREAS, WARF owns certain inventions that are described in the "Licensed Patents" defined below, and WARF is willing to grant a license to Progenitor under any one or all of the Licensed Patents and Progenitor desires a license under all of them;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

     Section 1.     DEFINITIONS.

     For the purpose of this Agreement, the Appendix A definitions shall apply.

     Section 2.     GRANT.

          A.   LICENSE.

     WARF hereby grants to Progenitor a nonexclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Products.

          B.   SUBLICENSES.

               (i) In the event Progenitor licenses inventions of its own which require the practice of an invention of a Licensed Patent, Progenitor may grant written, nonexclusive sublicenses to third parties. This right to grant sublicenses shall be limited to Progenitor's licensees, and to the extent necessary for Progenitor's licensees to practice inventions owned and licensed by Progenitor. Sublicenses so granted are nonassignable by the sublicensee and exclude the right of the sublicensee to grant sublicenses. Any agreement granting a sublicense shall state that the sublicense is subject to the termination of this Agreement. Progenitor shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Progenitor.

               (ii) In respect to sublicenses granted by Progenitor under this
Section 2B, Progenitor shall pay to WARF an amount equal to what Progenitor would have been required to pay to WARF had Progenitor sold the amount of Products sold by such sublicensee.

     Section 3.     CONSIDERATION.

          A.   DEVELOPMENT.

     Progenitor agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the development plan (see Appendix C) to the end that the inventions of the Licensed Patents will be utilized to provide Products for sale in the retail market; and, until the date Progenitor begins paying WARF earned royalties on Product sales, IT WILL SUPPLY WARF WITH A WRITTEN DEVELOPMENT REPORT WITH RESPECT TO EACH CALENDAR YEAR ON OR BEFORE JANUARY 30 FOLLOWING THE END OF THE APPLICABLE CALENDAR YEAR. All development activities and strategies and all aspects of Products design and decisions to market and the like are entirely at the discretion of Progenitor, and Progenitor shall rely entirely on its own expertise with respect thereto. WARF's review of Progenitor's development plan is solely to verify the existence of Progenitor's commitment to development activity and to assure compliance with Progenitor's obligations to utilize the inventions of the Licensed Patents for the marketplace, as set forth above.

          B.   LICENSE FEE.

     Progenitor agrees to pay to WARF a license fee of [ * * * ] by October 1, 1994.

          C.   MAINTENANCE FEE.

     In addition to the Section 3B initial license fee, Progenitor agrees to pay WARF a maintenance fee equal to [ * * * ] for each year ending on December 31, BEGINNING WITH THE YEAR, ENDING ON DECEMBER 31, 1996, AND ENDING WITH THE YEAR THAT PROGENITOR BEGINS PAYING WARF EARNED ROYALTIES ON PRODUCT SALES. The maintenance fee for a given year shall be due and received by WARF on or before January 30 following the end of the applicable year. The maintenance fee is non-refundable and shall not be offset by future earned royalties or minimum royalties due to WARF under this Agreement.

          D.   ROYALTY.

     In addition to the Section 3B and 3C fees, Progenitor agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold and paid for, the date an invoice is sent by Progenitor (or its sublicensee(s)), or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of [ * * * ] of the Selling Price.

          E.   ACCOUNTING; PAYMENTS.

               (i) Amounts owing to WARF under Sections 2B or 3D with respect to any given calendar quarter shall be paid quarterly. Except as otherwise directed, all amounts owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 14(a). All amounts owing under Sections 2B or 3D shall be due and received by WARF on or before the thirtieth day following the end of each calendar quarter ending on March 31, June 30, September 30 and December 31. All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

               (ii) A full accounting showing how any amounts owing to WARF under Section 3D have been calculated shall be submitted to WARF on the date of each such payment. Each accounting for earned royalties shall provide Progenitor's average invoice price used in royalty calculations for all Products sold and list all deductions taken for shipping costs, allowances because of returned Products and sales taxes. In the event no payment is owed to WARF, a statement setting forth that fact shall be supplied to WARF.

     Section 4.     CERTAIN WARRANTIES OF WARF.

          A. WARF warrants that except as otherwise provided under Section 12 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents and has the right to enter into this Agreement. However, nothing in this Agreement shall be construed as:

               (i) a warranty or representation by WARF as to the validity or scope of any of Licensed Patents;

               (ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

               (iii) an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

               (iv) an obligation to furnish any know-how not provided in Licensed Patents; or

               (v) a warranty or representation by WARF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with Products made or sold by Progenitor (or its sublicensee(s)).

          B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY PROGENITOR, ITS SUBLICENSEES OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

     Section 5.     RECORDKEEPING.

          A. Progenitor and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of the accounting referred to above. Such books and records shall be preserved for a period not less than six years after they are created during and after the term of this Agreement.

          B. Progenitor and its sublicensee(s) shall take all steps necessary so that WARF may within thirty days of its request review and copy all the books and records at a single U.S. location to verify the accuracy of Progenitor's (and its sublicensee(s)'s) accounting. Such review may be performed by any employees of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

          C. If royalties in any given calendar year exceed [ * * * ], Progenitor and its sublicensee(s) also shall provide WARF with verification of Product sales on a tradename by tradename basis for each country where Products were sold. Such report shall verify the method, accuracy and completeness of Progenitor's (and its sublicensee(s)'s) accounting under Section 5A and shall be due ninety (90) days after the expiration of the calendar year for which the report is being made.

          D. Progenitor and its sublicensee(s) shall also provide WARF with a five (5) year sales projection of Products. Such projection shall not be binding upon Progenitor or its sublicensee(s) and shall be solely for WARF's internal use in projecting its own future royalties.

     Section 6.     TERM; TERMINATION.

          A. The term of this license shall begin on the effective date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under
Section 3D, once begun, ceases for more than four (4) calendar quarters.

          B. Progenitor may terminate this Agreement at any time by giving at least ninety days' written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

          C. If Progenitor at any time defaults in the timely payment of any monies due to WARF or the timely submission to WARF of any Development Report, fails to actively pursue the development plan, or commits any breach of any other covenant herein contained, and Progenitor fails to remedy any such breach or default within ninety days after written notice thereof by WARF, WARF may, at its option, terminate this Agreement by giving notice of termination to Progenitor.

          D. Upon the termination of this Agreement, Progenitor shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

     Section 7.     ASSIGNABILITY.

     This Agreement may not be transferred or assigned by Progenitor except with the prior written consent of WARF.

     Section 8.     CONTEST OF VALIDITY.

     In the event Progenitor contests the validity of any Licensed Patent, Progenitor shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

     Section 9.     PATENT MARKING.

     Progenitor shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. 287, with respect to all Products subject to this Agreement.

     Section 10.    PRODUCT LIABILITY; CONDUCT OF BUSINESS.

          A. Progenitor shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Progenitor hereunder. Notwithstanding the above, WARF at all times reserves the right to retain counsel of its own to defend WARF's interests.

          B. Progenitor warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within thirty (30) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Progenitor will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds. In addition, Progenitor shall provide WARF with at least 30 days prior written notice of any change in or cancellation of the insurance coverage.

     Section 11.    USE OF NAMES.

     Progenitor shall not use WARF's name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used.

     Section 12.    UNITED STATES GOVERNMENT INTERESTS.

     It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. S 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Progenitor in this Agreement shall be subject to such right.

     Section 13.    MISCELLANEOUS.

     This Agreement shall be construed in accordance with the internal laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

     Section 14.    NOTICES.

     Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery-by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

     (a)  Wisconsin Alumni Research Foundation
          Attn:  Managing Director
          614 Walnut Street
          Madison, Wisconsin 53705

     (b)  Progenitor, Inc.
          Attn:  Executive Vice President & C.O.O.
          132 North Woods Blvd.
          Columbus, OH 43235

     Section 15.    INTEGRATION.

     This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 15, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the-other party, and specifically states that it is an amendment to this Agreement.

     Section 16.    AUTHORITY.

     The persons signing on behalf of WARF and Progenitor hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

                      WISCONSIN ALUMNI RESEARCH FOUNDATION

By: /S/ RICHARD H. LEAZER                               Date: October 12, 1994
    -----------------------

        Richard H. Leazer, Managing Director


                      PROGENITOR, INC.

By: /S/ STEPHEN J. WILLIAMS                             Date: September 23, 1994
    -----------------------


Name and Office:  Stephen J. Williams, V.P., Business Development
                  -----------------------------------------------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Reviewed by WARF's Attorney:                  Reviewed by Progenitor's Attorney:



/S/ KENNETH J. HANSEN                         /S/ M. A. BUTLER
- ---------------------------------------       ----------------------------------


          September 2, 1994                                   September 14, 1994
          -----------------                                   ------------------

(Neither attorney shall be deemed a signatory to this Agreement.)

                                   APPENDIX A

          A. "Licensed Patents" shall refer to and mean United States Patent No. 4,937,190.

          B. "Products" shall refer to and mean any and all human therapeutic products that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

          C. "Selling Price" shall mean, in the case of Products that are sold, the invoice price to the retail customer of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The "Selling Price" for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the retail customer of that type of Product during the applicable calendar quarter. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Progenitor.

          D. "Development Report" shall mean a written account of Progenitor's progress under the development plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

          E. "Licensed Field" shall be unlimited, except that Progenitor shall not have the right to sell Products in the research reagent market that has been exclusively licensed to Novagen, Inc. (i.e., sales of Products which have not been approved by the applicable government agency for diagnostic or therapeutic applications to laboratories, at academic, government, industrial and/or clinical institutions engaged in the investigation of biological and biochemical processes).

          F.   "Licensed Territory" shall mean all countries of the world.

                                   APPENDIX B
                               DEVELOPMENT REPORT

A.   Date development plan initiated and time period covered by this report.

B.   Development Report (up to 4 paragraphs)

     1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

     2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.   Future Development Activities (up to 4 paragraphs).

     1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

     2. Estimated total development time remaining before a product will be commercialized.

D.   Changes to initial development plan (up to 2 paragraphs) .

     1.   Reasons for change.

     2.   Variables that may cause additional changes.

E.   Items to be provided if applicable:

     1. Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

     2. Development work being performed by third parties other than Progenitor to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

     3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

     Wisconsin Alumni Research Foundation
     Attn.: Contract Coordinator
     614 Walnut Street
     P.O. Box 7365
     Madison, WI 53707-7365

                                   APPENDIX C
                                DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to WARF by Progenitor prior to the execution of this agreement. In general, the plan should provide WARF with a summary overview of the activities that Progenitor believes are necessary to bring Products to the marketplace.

                                                                     Estimated
                                            Start Date               Finish Date
                                            ----------               -----------

I.   Development Program

     A.   Development Activities to be Undertaken

          (Please break activities into subunits with the date of completion of major milestones)

          1 .

          2.

           .

           .


     B.   Estimated Total Development Time

II.  Governmental Approval

     A.   Types of submissions required

     B.   Government agency e.g. FDA, EPA, etc.

III. Proposed Market Approach

IV.  Competitive Information

     A.   Potential Competitors

     B.   Potential Competitive Devices/Compositions

     C.   Known Competitor's plans, developments, technical achievements

     D.   Anticipated Date of Product Launch

TOTAL LENGTH:    approximately 2-3 pages

WISCONSIN
ALUMNI
RESEARCH
FOUNDATION

Telephone:  (608) 263-6050

June 2, 1995



Steven J. Williams, Ph.D.
Vice President, Business Development
Progenitor, Inc.
1507 Chambers Road
Columbus, OH  43212-1566

RE:  License Agreement - Progenitor
     WARF Ref: Palmenberg-P87055
     Agreement No. 94-0071
     -------------------------------

Dear Dr. Williams:

     The Wisconsin Alumni Research Foundation ("WARF") received your letter dated May 8, 1995, in which you requested expansion of the term "Products" in the above-referenced license agreement between WARF and Progenitor, Inc. (the "Agreement"). WARF hereby agrees that the definition of "Products" in the Agreement be amended by inserting the words "and prophylactic" after the word "therapeutic" contained therein.


Sincerely,
/S/ RICHARD H. LEAZER

Richard H. Leazer
Managing Director

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Approved in form for execution (not a signatory to this letter)


/S/ KENNETH J. HANSEN
- ---------------------
Kenneth J. Hansen